Exhibit 10.49

Execution Copy

THE CHILDREN’S PLACE RETAIL STORES, INC.

INTERIM CHIEF EXECUTIVE OFFICER

A.	Agreement

1. Effective Date

The Effective Date shall be the date on which both (i) Board approval of the terms set forth in this term sheet has been obtained and (ii) the Term Sheet has been duly executed by both parties. From and after the Effective Date, this Term Sheet shall be binding and enforceable as to the rights and obligations set forth herein, until superseded by definitive employment and other appropriate documentation as necessary to carry out the understandings set forth herein.

2. Position

Interim Chief Executive Officer (“Executive”).

Executive will continue as a member of the Board.

Executive to be based at headquarters of TCP (the “Company”).

Executive to have all duties and responsibilities customarily held by a chief executive officer of a public company of like size to the Company.

All senior executive officers shall report to Executive, provided that, as currently, the Executive Vice President-Finance and Administration shall report jointly to Executive and Board.

Executive to report solely to the Board.

3. Employment Term; Consulting Term; Further Agreement

From September 26, 2007 (“Start Date”) until February 2, 2009 or until such earlier time as a new permanent Chief Executive Officer has been appointed and commenced employment. The employment term will be followed by a consulting term extending for the following two calendar months, during which Executive will assist in the transition of the responsibilities of the Chief Executive Officer; for the period ending at the end of the first month on a substantially full-time basis but in the second month Executive shall not be required to provide his consulting services on more than a half-time basis. For his consulting services, Executive shall receive a consulting fee per month equal to the full salary per month he would have received as an employee and shall be entitled to continuation of all benefits to which he was entitled during his employment term except as prohibited by any benefit plan to be so extended (“Minimum Consulting”).

Executive may terminate his employment without Good Reason on 30 days’ written notice to the Company; the Board may terminate his employment without Cause upon 30 days written notice to Executive and may terminate his employment for Cause at any time but subject to the provisions of Exhibit A.

The Company and Executive will promptly enter into definitive employment and equity award agreements reflecting terms consistent with this term sheet, at which time such agreements shall supersede this Term Sheet.

B.	On-Going

	1. Base Salary	$1,000,000 per annum. In all events salary payments will be made for a minimum of six months (through March 2008), even if the employment period ends earlier (“Minimum Salary”).

2. Annual Bonus

For the year starting 2/1/08, participation in the Company’s Annual Management Incentive Bonus Program for such year, on the same terms, including performance criteria, as other senior executives participate in the program but with (i) a target bonus amount equal to 100% of annual Base Salary (“Target Bonus”) and (ii) a maximum bonus opportunity for extraordinary performance of not less than the maximum bonus opportunity, when expressed as a percentage of target bonus opportunity, provided under the Company’s annual bonus plan for any other senior executive. If employment terminates prior to 2/3/09, bonus to be pro-rated through date of termination, but with no requirement that Executive be employed at the year then ended or thereafter, other than in the event of a termination for Cause or by Executive without Good Reason before expiration of the employment period. Award shall be based on level of attainment of corporate performance criteria for the fiscal year ended 2/3/09, as determined by the Compensation Committee in good faith in accordance with the terms of the Plan and on the same basis as determined for other senior executives. (the arrangements described herein are referred to as “Annual Bonus”)

C.	Other Compensation

1. Equity Award

As soon as practicable after Company is legally able to resume making equity awards, and whether or not Executive’s employment has then terminated, the Company will make a restricted share grant to Executive pursuant to which it will issue shares in the name of the Executive, subject to vesting as provided below, having a grant date value (determined in accordance with the valuation practices for such awards customarily used by the Company) of $1,000,000. All shares of restricted stock covered by this grant will be held by the Company in escrow the name of Executive and will be released from escrow as and when vesting occurs, net of required withholding for taxes, which will be satisfied by withholding of shares having a closing trading price on the vesting date equal to the taxes required to be withheld.

Vesting shall occur ratably over 36 months based on (i) his months of employment with the Company from October 1, 2007 through Executive’s date of termination of employment and (ii) unless Executive’s employment has been terminated by the Company for Cause or by Executive without Good Reason, his post-employment service as a director of the Company. Notwithstanding the forgoing, upon a Change in Control during such 36 month period or, if Executive is not nominated for election to the Board, or, if nominated, is not elected, during any part of such period, the remaining unvested portion of such award shall become fully vested.

Notwithstanding vesting, no such shares shall be saleable until the earliest to occur of (i) January 31, 2010, the first day of fiscal 2010, (ii) one year after the Executive’s termination of employment for any reason, or (iii) the date on which such restricted stock grant has become fully vested for any reason.

The Company shall cooperate with Executive so that he has the opportunity to take whatever actions are necessary on a timely basis to receive the same consideration with respect to the restricted shares as other stockholders receive with respect to their shares at the Closing of a Change in Control transaction.

“Change in Control” shall have the meaning provided in the Company’s equity plan as in effect on the Start Date.

The number of restricted shares to be issued to Executive at each vesting event shall be reduced by the number of shares having a value at the time of vesting equal to the minimum amount required to be withheld for Federal, state and local income taxes.

The restricted shares once vested shall not be subject to any restrictions on transfer, except for such as may apply under the securities laws or the Company’s securities trading policies or as may apply before the first day of fiscal 2010 as described above.

The Equity Award shall be in addition to any equity compensation due under the Company’s normal non-employee director compensation program with respect to continued post-employment services as a director.

2. Benefits, Perquisites and Indemnification.

Executive will participate in all executive benefit plans, and will be provided substantially the same benefits and perquisites, from time to time maintained by the Company for senior executives, except that additional incentive awards will not be provided and, in lieu of the Company providing a car to Executive, the Company will provide Executive with (or reimburse Executive for) a car service to/from Manhattan to the Company’s offices on an as-needed and reasonable basis.

In addition to and without limitation upon Executive’s rights to indemnification as they existed immediately prior to the Start Date, Executive shall at all times during the Term, and thereafter in respect of actions taken, or not taken, by Executive during the Term, be entitled to indemnification, fee advancement to the maximum extent permitted by law and the Company’s charter and by laws as in effect on the Start Date, or thereafter to the extent any greater protections are implemented, and coverage under policies of directors and officers liability insurance during Executive’s employment to the same extent provided for other senior executives and after Executive’s employment terminated to the same extent provided for former senior executives. Executive’s Indemnification rights shall survive any termination of employment for any reason. (such rights, collectively, “Indemnification”)

3. Relocation Allowance.

Temporary living allowance for New York City apartment selected by Executive at $15,500 per month (which has already been selected and leased for a one year term), plus payment by Company of any commissions, security deposit, utilities and the like due under or related to the lease, plus a furniture rental allowance of $2,000 per month, in each case for the period of his employment and the consultancy period referred to below (“Rental Costs”) and the Company will also be responsible for, and hold Executive harmless against any lease termination costs (“Lease Termination Costs”). Executive shall be entitled to occupy the specified apartment until termination of the employment and consultancy period.

Round trip airfare to permanent residence for two trips per month through 2007 calendar year end and one trip per month thereafter through end of term.

The Company will also make “gross up” payments to Executive sufficient to cover all income and employment taxes Executive will owe as a result of relocation allowance payments or gross up payments made with respect thereto.

4. Post-employment Benefits

(i)    In addition to the Minimum Salary (if applicable) and Minimum Consulting payments referred to earlier, if Executive’s employment ends before February 2, 2009, the Company will continue to provide Executive through such date the same health insurance benefits he is entitled to during his employment.

(ii)   Upon termination of Executive’s employment the Company will also be responsible for all of its” Accrued Obligations” to Executive, comprised of (A) Base Salary and accrued and unused PTO through the date of termination, (B) any Annual Bonus when payable in accordance with the plan, (C) all accrued and vested benefits under employee benefit (including 401(k)) and welfare plans in which Executive participates, in accordance with applicable plan terms, (D) unreimbursed business expenses incurred through the termination date, in accordance with Company business expense reimbursement policy, plus unreimbursed Rental Costs, and (E) continued Indemnification rights, with respect to acts or omissions occurring prior to date of termination.

Executive, upon termination of employment, shall provide the Company a release of all claims against the Company in the form customarily provided to the Company by departing Executives, provided that such release shall in no event require release of any rights to Indemnification, or to defend or pursue counterclaims against any person or entity which has brought claims against Executive on or prior to date of Release or require continued services of any nature without compensation consistent with the rates set forth herein.

“Cause” and “Good Reason” are defined on Attachment A.

	5. Termination for Cause; Quit without Good Reason	Accrued Obligations. Retain vested equity awards.

6. Restrictive Covenants

Following termination of employment, except for the stipulated limitations previously agreed upon by counsel, Executive will be subject to substantially the same (i) confidentiality and (ii) non-competition and non-solicitation restrictions as apply under the Company’s form of agreement used in connection with its 2005-2007 performance share plan, for a term not in excess of one year in the case of the obligations under clause (ii).

D.	General

1. Disputes

All disputes will be resolved through binding arbitration to be conducted in New York City in accordance with the rules, and under the auspices, of JAMS Endispute. The Company (or successor) will pay all arbitration fees and all of Executive’s reasonable legal expenses if Executive prevails on at least one material issue in dispute, as determined by the arbitrator. This obligation shall survive any termination of employment. All agreements to be governed by New York law

2. Legal fees

Executive’s reasonable legal and consulting fees in connection with the preparation of this Term Sheet and related employment documentation shall be reimbursed by the Company at his counsel’s standard hourly rates promptly upon presentation of a customary invoice.

3. Code Section 409A

Amounts payable and benefits provided under these terms will be structured in a manner to comply with Code Section 409A while preserving the economic benefit for the Executive to the maximum extent so permitted.

4. Mitigation;Offset	No Mitigation. No Company offset of amounts owed to Executive by amounts owed by Executive.

This Term Sheet and Attachment A annexed have been entered into this     day of November, 2007.

THE CHILDREN’S PLACE
RETAIL STORES, INC.

By:		By:
	CHARLES CROVITZ	Sally Frame Kasaks,

Acting Chair of the Board

ATTACHMENT A

“Cause” shall mean any of the following:

(i)                Executive engaging in an act of willful misconduct that has a material adverse impact on the reputation, business, business relationships or financial condition of the Company;

(ii)             Executive’s conviction of, or plea of guilty or nolo contendere to, a felony, or any crime involving moral turpitude not involving a traffic offense;

(iii)          Executive’s willful refusal to perform the specific lawful directives of the Board which are consistent with the scope of Executive’s duties and responsibilities hereunder.

provided, however, that no action taken by Executive in the reasonable, good faith belief that it was in the best interests of the Company shall be treated as a basis for termination of Executive’s employment for Cause under clause (i) above, and no failure of Executive or the Company to achieve performance goals, alone, shall be treated as a basis for termination of Executive’s employment for Cause under clause (i) or (iii) above.  In connection with any termination for Cause, the Executive shall be given a statement of the specific reasons constituting the grounds for termination for Cause and shall have the right to appear before the Board (with counsel) to respond to allegations of any actions allegedly constituting Cause prior to any termination by the Board with Cause becoming effective and no such termination shall be effective for such purpose unless a majority of the Board determines, in a meeting duly called for such purpose, that Cause for such termination exists; it being understood that the foregoing shall not prevent Board from (i) removing Executive from office or terminating Executive’s position and services as Interim CEO at any time for any reason, subject in the event of a termination for Cause to continued payment of salary and benefits until the Board proceeding and requisite Board determination has occurred.

“Good Reason” shall mean any of the following:

(i)                Any material breach of this Agreement by the Company (where the Company fails to cure such breach within ten (10) business days after being notified in writing by Executive of such breach);

(ii)             The diminution, without Executive’s written consent, of Executive’s position, title, authority, duties or responsibilities as indicated in the Employment Agreement, or the formal or tacit appointment of any other person, whether or not an Employee of the Company, without Executive’s written consent, to perform any material part of such duties, or to exercise any of such responsibilities, including without limitation, the failure of Executive to have any part of such authorities, duties and responsibilities as are set forth in Section 2 hereof; provided, however, that another executive may be authorized by the Board to carry out such duties and responsibilities if Executive by reason of temporary disability is unable to perform such duties or responsibilities.

(iii)          Executive not being elected as a member of the Board by the Company’s shareholders or being removed from the Board without cause in accordance with the Company’s bylaws; and

(iv)         The failure by the Company to obtain the assumption in writing of its obligation to perform under the Agreement by any successor to all or substantially all of the assets of the Company.

Executive may terminate his employment for Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, within ninety (90) days of the occurrence of such event.  During such thirty (30) day notice period, the Company shall have the opportunity to cure (if curable) the event that constitutes Good Reason, and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period.